EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and Form S-3 of Xenonics Holdings, Inc. of our report dated November 10, 2005, with respect to our audits of the consolidated financial statements of Xenonics Holdings, Inc. and subsidiaries as of September 30, 2005 and 2004 and for each of the two years in the period ended September 30, 2005, which is included in the Annual Report on Form 10-KSB for the year ended September 30, 2005.
We also consent to the reference to our firm under the caption “Experts” in the Registration Statements on Form S-3.
Eisner LLP
New York, New York
January 10, 2006